As filed with the Securities and Exchange Commission on November 4, 2014 Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CYTOSORBENTS CORPORATION
(Exact name of registrant as specified in its charter)
Nevada	98-0373793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K Monmouth Junction, New Jersey 08852
(Address of Principal Executive Offices)
2006 Long-Term Incentive Plan, as Amended
(Full title of the plan)

Phillip Chan, MD President and Chief Executive Officer CytoSorbents Corporation 7 Deer Park Drive, Suite K Monmouth Junction, New Jersey 08852 (732) 329-8885
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:

David C. Schwartz, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
(973) 520-2550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	20,000,000	$0.24	$4,800,000	$558.00

(1)	The Company approved an additional 20,000,000 shares of common stock were authorized for issuance under the CytoSorbents Corporation 2006 Long-Term Incentive Plan, as amended, in accordance with the provisions of the plan on January 16, 2008. This Registration Statement covers such additional 20,000,000 shares of common stock.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the CytoSorbents Corporation 2006 Long-Term Incentive Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the common stock of CytoSorbents Corporation, on October 30, 2014, as reported by the OTC Bulletin Board.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CytoSorbents Corporation (the “Registrant” or “CytoSorbents”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (Commission File No. 000-51038), filed on March 31, 2014, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2013;

(b)	The Registrant’s Quarterly report on Form 10-Q for the three months ended March 31, 2014 filed on May 14, 2014, and six months ended June 30, 2013 filed on August 12, 2014;

(c)	The Registrant’s Current Reports on Form 8-K, filed on January 7, 2014, March 12, 2014, and October 14, 2014 (except Item 2.02); and

(d)	The description of our common stock contained in the Registration Statement on Form 8-A12G filed with the Securities and Exchange Commission on November 22, 2004.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer, provided that the liability of a director or officer will not be limited or eliminated for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of the Nevada Revised Statutes (“NRS”) 78.300, as amended.

Our Bylaws, as amended, provide that we have the power to indemnify, to the greatest allowable extent not prohibited under the General Corporate Law of Nevada; provided, however, that the company may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further, that the company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the company, in its sole discretion, pursuant to the powers vested in the company under the Nevada General Corporation Law or (iv) such indemnification is required be made under Section 43(d) of the Bylaws, as amended.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Item

Exhibit 5.1	Legal Opinion of DLA Piper LLP (US) (filed herewith).

Exhibit 10.1	Amendment to CytoSorbents Corporation 2006 Long-Term Incentive Plan (filed herewith).

Exhibit 23.1	Consent of WithumSmith+Brown, PC (filed herewith).

Exhibit 23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i)(a) and (i)(b) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monmouth Junction, New Jersey, on November 4, 2014.

CYTOSORBENTS CORPORATION

By:	/s/ Phillip Chan
Phillip Chan, MD
Chief Executive Officer

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POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Phillip Chan	Chief Executive Officer (Principal Executive	November 4, 2014
Phillip Chan, MD	Officer) and Director

/s/ Kathleen P. Bloch	Chief Financial Officer	November 4, 2014
Kathleen P. Bloch	(Principal Financial and Accounting Officer)

/s/ Al Kraus	Chairman of the Board	November 4, 2014
Al Kraus

/s/ Edward R. Jones	Director	November 4, 2014
Edward R. Jones

/s/ James Gunton	Director	November 4, 2014
James Gunton

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EXHIBIT INDEX

Exhibit Number	Item

Exhibit 5.1	Legal Opinion of DLA Piper LLP (US) (filed herewith).

Exhibit 10.1	Amendment to CytoSorbents Corporation 2006 Long-Term Incentive Plan (filed herewith).

Exhibit 23.1	Consent of WithumSmith+Brown, PC (filed herewith).

Exhibit 23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included on signature page).